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                          CERTIFICATE OF DESIGNATIONS,
                             PREFERENCES AND RIGHTS

                                       OF

                      SERIES B CONVERTIBLE PREFERRED STOCK

                                       OF

                                 SELFCARE, INC.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)




         Selfcare, Inc., a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), hereby certifies that the following resolution was adopted by a Special Committee of the Board of Directors of the Corporation pursuant to authority of such Special Committee of the Board of Directors and of the Board of Directors as required by Section 151 of the Delaware General Corporation Law.

         RESOLVED, that pursuant to the authority granted to and vested in the Special Committee of the Board of Directors (the "SPECIAL COMMITTEE") by duly approved and adopted resolutions of the Board of Directors of this Corporation (the "BOARD OF DIRECTORS" or the "BOARD") and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, the Special Committee hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $.001 per share (the "PREFERRED STOCK"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:



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                            I. DESIGNATION AND AMOUNT

         The designation of this series, which consists of 8,000 shares of Preferred Stock, is the Series B Convertible Preferred Stock (the "SERIES B PREFERRED STOCK") and the face amount shall be One Thousand U.S. Dollars ($1,000.00) per share (the "FACE AMOUNT").

                                II. NO DIVIDENDS

         The Series B Preferred Stock will bear no dividends, and the holders of the Series B Preferred Stock shall not be entitled to receive dividends on the Series B Preferred Stock.


                            III. CERTAIN DEFINITIONS

         For purposes of this Certificate of Designation, the following terms shall have the following meanings:

         A. "CLOSING BID PRICE" means, for any security as of any date, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to holders of a majority of the then outstanding shares of Series B Preferred Stock if Bloomberg Financial Markets is not then reporting closing bid prices of such security (collectively, "BLOOMBERG"), or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a trading date for such security, on the next preceding date which was such a trading date. If the Closing Bid Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to holders of a majority of the then outstanding shares of Series B Preferred Stock, with the costs of such appraisal to be borne by the Corporation.

         B. "CONVERSION DATE" means, for any Optional Conversion (as defined below), the date specified in the notice of conversion in the form attached hereto (the "NOTICE OF CONVERSION"), so long as the copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation before 11:59 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so delivered before such time, then the Conversion Date shall be the date the holder faxes or otherwise delivers the Notice of Conversion to the Corporation. The Conversion Date for the Required Conversion at Maturity shall be the Maturity Date (as such terms are defined in Paragraph D of Article
IV) and the


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Conversion Date for a Mandatory Conversion shall be the Effective Date of
Mandatory Conversion (as such terms are defined in Paragraph E of Article IV).

         C. "CONVERSION PERCENTAGE" shall have the following meaning and shall be subject to adjustment as provided herein:

IF THE CONVERSION DATE IS:                    THEN THE CONVERSION PERCENTAGE IS:
--------------------------                    ----------------------------------

Prior to the 271st day following                            100%
the Issuance Date

On or after the 271st day following                          95%
the Issuance Date

         D. "CONVERSION PRICE" means (i) prior to the earlier of January 1, 1998 and the occurrence of any Redemption Event (as defined in Article III.A); the Fixed Conversion Price; and (ii) thereafter, the lower of the Fixed Conversion Price and the Variable Conversion Price, each in effect as of such date and subject to adjustment as provided herein.

         E. "FIXED CONVERSION PRICE" means $13.9581, and shall be subject to adjustment as provided herein.

         F. "ISSUANCE DATE" means the date this Certificate of Designation is filed with the Secretary of the State of Delaware.

         G. "MARKET PRICE," as of any date, (i) means the closing bid price for the shares of Common Stock as reported on the American Stock Exchange for the trading day immediately preceding such date, or (ii) if the American Stock Exchange is not the principal trading market for the shares of Common Stock, the last reported bid prices on the principal trading market for the Common Stock for the trading day immediately preceding such date or, if there is no bid price for such day, the last reported sales price for such day, or (iii) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be the average fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the holder, with the costs of the appraisal to be borne by the Corporation. The manner of determining the Market Price of the Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to market value must be made hereunder.

         H. "N" means the number of days from, but excluding, the Issuance Date.

         I. "PREMIUM" means an amount equal to (.06)x(N/365)x(1,000).



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         J.       "VARIABLE CONVERSION PRICE" means, as of any date of
determination, the amount obtained by multiplying the Conversion Percentage then in effect by the average of the lowest Closing Bid Prices for the Corporation's common stock, par value $.001 per share ("COMMON STOCK"), for any five (5) trading days during the thirty (30) consecutive trading days ending on the trading day immediately preceding such date of determination (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such thirty (30) trading day period), and shall be subject to adjustment as provided herein.

         K. "TRADING DAY" means any day that securities generally may be traded.


                                 IV. CONVERSION

         A. CONVERSION AT THE OPTION OF THE HOLDER. (i) Subject to the limitations on conversions contained in Paragraph C of this Article IV, each holder of shares of Series B Preferred Stock may, at any time and from time to time on or after the earlier of (a) the date the Registration Statement filed pursuant to Section 2(a) of the Registration Rights Agreement (as defined herein) is declared effective by the Securities and Exchange Commission (the "SEC") and (b) the ninetieth day following the Issuance Date, convert (an "OPTIONAL CONVERSION") each of its shares of Series B Preferred Stock into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the following formula:

                               1,000 + THE PREMIUM
                               -------------------
                                CONVERSION PRICE

                  (ii) (a) The Corporation shall have the right, in its sole discretion, upon receipt of a Notice of Conversion and the Preferred Stock Certificate (as hereinafter defined) or in the event of a Required Conversion at Maturity, to redeem any portion of the Premium subject to such conversion for a sum of cash equal to the amount of the Premium being so redeemed. All cash redemption payments hereunder shall be paid in lawful money of the United States of America at such address for the holder as appears on the record books of the Corporation (or at such other address as such holder shall hereafter give to the Corporation by written notice). In the event the Corporation so elects to redeem all or any portion of the Premium in cash and fails to pay such holder the applicable redemption amount to which such holder is entitled by depositing a check in the U.S. Mail to such holder within five (5) business days of receipt by the Corporation of a Notice of Conversion (in the case of a redemption in connection with an Optional Conversion) or the Maturity Date (in the case of a redemption in connection with a Required Conversion at Maturity), the Corporation shall thereafter forfeit its right to redeem such Premium in cash and such Premium shall thereafter be converted into shares of Common Stock in accordance with Article IV.A(i).

                           (b) Each holder of Series B Preferred Stock shall
have the right to require the Corporation to provide advance notice to such holder stating whether the Corporation will elect to redeem all or any portion of the Premium in cash pursuant to the Corporation's redemption rights


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described in subparagraph (a) of this Article IV.A(ii). A holder may exercise such right from time to time by sending notice (an "ELECTION NOTICE") to the Corporation, by facsimile, requesting that the Corporation disclose to such holder whether the Corporation would elect to redeem any portion of the Premium for cash in lieu of issuing Common Stock therefor if such holder were to exercise its right of conversion pursuant to this Article IV.A. The Corporation shall, no later than the close of business on the next business day following receipt of an Election Notice, disclose to such holder whether the Corporation would elect to redeem any portion of a Premium in connection with a conversion pursuant to a Notice of Conversion delivered over the subsequent thirty (30) day period. If the Corporation does not respond to such holder within such one (1) business day period via facsimile, the Corporation shall, with respect to any conversion pursuant to a Notice of Conversion delivered within the subsequent thirty (30) day period, forfeit its right to redeem such Premium in accordance with subparagraph (a) of this Article IV.A(ii) and shall be required to convert such Premium into shares of Common Stock.

         B. MECHANICS OF CONVERSION. In order to effect an Optional Conversion, a holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation and (y) surrender or cause to be surrendered the original certificates representing the Series B Preferred Stock being converted (the "PREFERRED STOCK CERTIFICATES"), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a holder, the Corporation shall immediately send, via facsimile, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless both (i) the executed Notice of Conversion and (ii) either the Preferred Stock Certificates or, in the case where such certificates have been lost, stolen or destroyed, the indemnity and evidence required by Article VIV.B are delivered to the Corporation as provided above, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed (subject to the requirements of Article XIV.B).

                  (i) DELIVERY OF COMMON STOCK UPON CONVERSION. Upon the surrender of Preferred Stock Certificates from a holder of Series B Preferred Stock accompanied by a Notice of Conversion, the Corporation shall, on or before the later to occur of (a) the third business day following the Conversion Date (subject to a two (2) business day grace period) and (b) the business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Article XIV.B) (the "DELIVERY PERIOD"), issue and deliver to the holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock being converted and (y) a certificate representing the number of shares of Series B Preferred Stock not being converted, if any. If the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the holder thereof is not obligated to return such certificate for the placement of a legend thereon, the Corporation shall cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the holder


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by crediting the account of the holder or its nominee with DTC through its
Deposit Withdrawal Agent Commission system ("DTC TRANSFER"). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver to the holder physical certificates representing the Common Stock issuable upon conversion. Further, a holder may instruct the Corporation to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

                  (ii) TAXES. The Corporation shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series B Preferred Stock.

                  (iii) NO FRACTIONAL SHARES. If any conversion of Series B Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall be the nearest whole number of shares.

                  (iv) CONVERSION DISPUTES. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price, the Corporation shall submit the disputed calculations to an independent outside accountant of national reputation via facsimile within two (2) business days of receipt of the Notice of Conversion. The accountant, at the Corporation's sole expense, shall audit the calculations and notify the Corporation and the holder of the results no later than two (2) business days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

         C. LIMITATIONS ON CONVERSIONS. The conversion of shares of Series B Preferred Stock shall be subject to the following limitations (each of which limitations shall be applied independently):

                  (i) CAP AMOUNT. Unless permitted by the applicable rules and regulations of the principal securities exchange or market on which the Common Stock is listed or traded, in no event shall the total number of shares of Common Stock issued upon conversion of the Series B Preferred Stock exceed the maximum number of shares of Common Stock that the Corporation can so issue pursuant to Section 713 of the Rules of the American Stock Exchange ("AMEX") (or any successor rule) (the "CAP AMOUNT") which, as of the date of issuance of the Series B Preferred Stock, shall be 1,689,043 shares. The Cap Amount shall be allocated pro-rata to the holders of Series B Preferred Stock as provided in
Article XIV.C. In the event the Corporation is prohibited from issuing shares of Common Stock as a result of the operation of this subparagraph (i), the Corporation shall comply with Article VII.



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                  (ii)     NO FIVE PERCENT HOLDERS. In no event shall a holder
of shares of Series B Preferred Stock be entitled to receive shares of Common Stock upon a conversion to the extent that the sum of (x) the number of shares of Common Stock beneficially owned by the holder and its affiliates (exclusive of shares issuable upon conversion of the unconverted portion of the shares of Series B Preferred Stock or the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (y) the number of shares of Common Stock issuable upon the conversion of the shares of Series B Preferred Stock with respect to which the determination of this subparagraph is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D-G thereunder, except as otherwise provided in clause (x) above. The provisions of this subparagraph may be amended and/or implemented in a manner otherwise than in strict conformity with the terms of this subparagraph (ii) with the approval of the Board of Directors of the Company and the holders of a majority of the then outstanding shares of Series B Preferred Stock: (a) with respect to any matter to cure any ambiguity herein, to correct this subparagraph
(ii) (or any portion thereof) which may be defective or inconsistent with the intended 4.99% beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such 4.99% limitation; and (b) with respect to any other matter, with the further consent of the holders of majority of the then outstanding shares of Common Stock; the provisions of this subparagraph (ii) may be waived with the approval of the holders of all outstanding shares of Series B Preferred Stock upon ninety
(90) days prior written notice from such holders to the Corporation and all other holders. To the extent that the limitation contained in this Paragraph C applies, the determination of whether and the extent to which shares of Series B Preferred Stock are convertible shall be in the sole discretion of the holder of such shares, and the submission of a Notice of Conversion shall be deemed such holder's determination of whether and the extent to which such shares are convertible, subject to such aggregate percentage limitation, and the Corporation shall have no obligation whatsoever to verify or confirm the accuracy of such determination.

         D. REQUIRED CONVERSION AT MATURITY. Subject to the limitations set forth in Paragraph C(i) of this Article IV and provided all shares of Common Stock issuable upon conversion of all outstanding shares of Series B Preferred Stock are then (i) authorized and reserved for issuance and (ii) eligible to be listed or traded on either the New York Stock Exchange ("NYSE"), the AMEX or the Nasdaq National Market ("NNM"), or the successor to any of them, each share of Series B Preferred Stock issued and outstanding on the third anniversary of the Issuance Date or, if all of the conditions set forth above are not satisfied on such date, the first date thereafter that they are satisfied (the "MATURITY DATE"), automatically shall be converted into shares of Common Stock on such date in accordance with the conversion formulas set forth in Paragraph A of this
Article IV (the "REQUIRED CONVERSION AT MATURITY"). If the Required Conversion at Maturity occurs, the Corporation and the holders of Series B Preferred Stock shall follow the applicable conversion procedures set forth in Paragraph B of this Article IV; provided, however, that the holders of Series B Preferred Stock are not required to deliver a Notice of Conversion to the Corporation. If the


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Required Conversion at Maturity does not occur on such third anniversary, each holder of Series B Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time prior to the occurrence of the Required Conversion at Maturity by delivery of a Redemption Notice to the Corporation, to require the Corporation to purchase for cash, at an amount per share equal to the Redemption Amount (as defined in Article VIII.C), the holder's Series B Preferred Stock. If the Corporation fails to redeem any of such shares within five (5) business days after the day on which the Corporation receives such Redemption Notice (the "REDEMPTION DATE"), then such holder shall be entitled to the remedies provided in Article VIII.E.

         E.       MANDATORY CONVERSION

                  (i) If at any time after the first twelve (12) months following the Issuance Date that the Required Conditions (as defined in subparagraph (iii) below) are satisfied, the Corporation shall have the right, subject to the limitations set forth in Paragraph C(i) of this Article IV, to require the conversion (a "MANDATORY CONVERSION") of all (but not less than all) of the outstanding shares of Series B Preferred Stock at the Conversion Price in effect on the Effective Date of Mandatory Conversion (as defined below). If the Mandatory Conversion occurs, the Corporation and the holders of Series B Preferred Stock shall follow the applicable conversion procedures set forth in Paragraph B of this Article IV (including the requirement that each holder deliver all Preferred Stock Certificates to the Corporation); provided, however, that the holders of Series B Preferred Stock are not required to deliver a Notice of Conversion to the Corporation. Each holder of Series B Preferred Stock may convert all or any portion of its shares of Series B Preferred Stock into Common Stock by delivering a Notice of Conversion to the Corporation at any time prior to the Effective Date of Mandatory Conversion.

                  (ii) The Corporation shall effect a Mandatory Conversion under this Paragraph E by giving at least thirty (30) trading days but not more than forty (40) trading days prior written notice (the "MANDATORY CONVERSION NOTICE") of the date which such Mandatory Conversion is to become effective (the "EFFECTIVE DATE OF MANDATORY CONVERSION") to each holder of Series B Preferred Stock, which Mandatory Conversion Notice shall be deemed to have been delivered to a holder on the trading day after the Corporation's fax (with a copy sent by overnight courier) of such notice to such holder. No Mandatory Conversion Notice shall be effective hereunder unless it is delivered to all holders of Series B Preferred Stock within three (3) trading days of any satisfaction of the Required Condition set forth in (iii)(a) below. Upon the surrender of the Series B Preferred Stock, the Corporation shall issue and deliver to holder the shares of Common Stock to which such holder is entitled upon the Mandatory Conversion.

                  (iii) The "REQUIRED CONDITIONS" shall consist of the following:

                           (a) the Closing Bid Price of a share of Common Stock
shall be at least equal to 200% of the Fixed Conversion Price then in effect for a period of twenty (20) consecutive trading days (with each of such days occurring at least twelve (12) months after the Issuance Date);



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                           (b) all shares of Common Stock issuable upon
conversion of all outstanding shares of Series B Preferred Stock are then (i) authorized and reserved for issuance, (ii) registered under the Securities Act of 1933, as amended (the "SECURITIES ACT") for resale by the holders of such shares of Series B Preferred Stock or may be immediately resold by the holders of Series B Preferred Stock or may be immediately resold by the holders of Series B Preferred Stock pursuant to Rule 144 under the Securities Act without any limitation on the number of such shares that can be immediately resold and
(iii) eligible to be listed or traded on either the NYSE, the AMEX or NNM (or the successor to any of them); and

                           (c) no Redemption Event shall have occurred and be
continuing.


                    V. RESERVATION OF SHARES OF COMMON STOCK

         A. RESERVED AMOUNT. Upon the initial issuance of the shares of Series B Preferred Stock, the Corporation shall reserve 2,000,000 shares of the authorized but unissued shares of Common Stock for issuance upon conversion of the Series B Preferred Stock and thereafter the number of authorized but unissued shares of Common Stock so reserved (the "RESERVED AMOUNT") shall not be decreased and shall at all times be sufficient to provide for the conversion of the Series B Preferred Stock outstanding at the then current Conversion Price. The Reserved Amount shall be allocated to the holders of Series B Preferred Stock as provided in Article XIV.C.

         B. INCREASES TO RESERVED AMOUNT. If the Reserved Amount for any three (3) consecutive trading days (the last of such three (3) trading days being the "AUTHORIZATION TRIGGER DATE") shall be less than 135% of the number of shares of Common Stock issuable upon conversion of the outstanding Series B Preferred Stock on such trading days, the Corporation shall immediately notify the holders of Series B Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking shareholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon conversion of the outstanding Series B Preferred Stock. In the event the Corporation fails to so increase the Reserved Amount within ninety (90) days after an Authorization Trigger Date, each holder of Series B Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Redemption Notice to the Corporation, to require the Corporation to purchase for cash, at an amount per share equal to the Redemption Amount (as defined in Article VIII.C), a portion of the holder's Series B Preferred Stock such that, after giving effect to such purchase, the holder's allocated portion of the Reserved Amount exceeds 100% of the total number of shares of Common Stock issuable to such holder upon conversion of its Series B Preferred Stock. If the Corporation fails to redeem any of such shares within five (5) business days after such Redemption Date, then such holder shall be entitled to the remedies provided in Article VIII.E.




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                       VI. FAILURE TO SATISFY CONVERSIONS

         A. CONVERSION DEFAULT PAYMENTS. If, at any time, (x) a holder of shares of Series B Preferred Stock submits a Notice of Conversion, accompanied by the Preferred Stock Certificates representing the shares which are the subject of such conversion and the Corporation fails for any reason (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount, for which failures the holders shall have the remedies set forth in Articles V and VII) to deliver, on or prior to the business day following the expiration of the Delivery Period for such conversion, such number of freely tradeable shares of Common Stock to which such holder is entitled upon such conversion, or (y) the Corporation provides notice to any holder of Series B Preferred Stock at any time of its intention not to issue freely tradeable shares of Common Stock upon exercise by any holder of its conversion rights in accordance with the terms of this Certificate of Designation (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount) (each of (x) and (y) being a "CONVERSION DEFAULT"), then the Corporation shall pay to the affected holder, in the case of a Conversion Default described in clause (x) above, and to all holders, in the case of a Conversion Default described in clause (y) above, an amount equal to:

                     (.24) x (D/365) x (the Default Amount)

where:

         "D" means the number of days after the expiration of the Delivery Period through and including the Default Cure Date;

         "DEFAULT AMOUNT" means (i) the total Face Amount of all shares of Series B Preferred Stock held by such holder plus (ii) the total accrued Premium as of the first day of the Conversion Default on all shares of Series B Preferred Stock included in clause (i) of this definition; and

         "DEFAULT CURE DATE" means (i) with respect to a Conversion Default described in clause (x) of its definition, the date the Corporation effects the conversion of the full number of shares of Series B Preferred Stock and (ii) with respect to a Conversion Default described in clause (y) of its definition, the date the Corporation begins to issue freely tradeable Common Stock in satisfaction of all conversions of Series B Preferred Stock in accordance with
Article IV.A.

         The payments to which a holder shall be entitled pursuant to this Paragraph A are referred to herein as "CONVERSION DEFAULT PAYMENTS." A holder may elect to receive accrued Conversion Default Payments in cash or to convert all or any portion of such accrued Conversion Default Payments, at any time, into Common Stock at the lowest Conversion Price in effect during the period beginning on the date of the Conversion Default through the Conversion Date for such conversion. In the event a holder elects to receive any Conversion Default Payments in cash, it shall so notify the Corporation in writing. Such payment shall be made in accordance with and be subject to the provisions of Article XIV.E. In the event a holder elects to convert all or any portion of the


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Conversion Default Payments into Common Stock, the holder shall indicate on a
Notice of Conversion such portion of the Conversion Default Payments which such holder elects to so convert and such conversion shall otherwise be effected in accordance with the provisions of Article IV.

         B. ADJUSTMENT TO CONVERSION PRICE. If a holder has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Delivery Period with respect to a conversion of Series B Preferred Stock for any reason (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount, for which failures the holders shall have the remedies set forth in Articles V and
VII), then the Fixed Conversion Price in respect of any shares of Series B Preferred Stock held by such holder (including shares of Series B Preferred Stock submitted to the Corporation for conversion, but for which shares of Common Stock have not been issued to such holder) shall thereafter be the lesser of (i) the Fixed Conversion Price on the Conversion Date specified in the Notice of Conversion which resulted in the Conversion Default and (ii) the lowest Conversion Price in effect during the period beginning on, and including, such Conversion Date through and including the day such shares of Common Stock are delivered to the holder. If there shall occur a Conversion Default of the type described in clause (y) of Article VI.A, then the Fixed Conversion Price with respect to any conversion thereafter shall be the lowest Conversion Price in effect at any time during the period beginning on, and including, the date of the occurrence of such Conversion Default through and including the Default Cure Date. The Fixed Conversion Price shall thereafter be subject to further adjustment for any events described in Article XI.

         C. BUY-IN CURE. Unless the Corporation has notified the applicable holder in writing prior to the delivery by such holder of a Notice of Conversion that the Corporation is unable to honor conversions, if (i) (a) the Corporation fails for any reason to deliver during the Delivery Period shares of Common Stock to a holder upon a conversion of shares of Series B Preferred Stock or (b) there shall occur a Legend Removal Failure (as defined in Article VIII.A(iii) below) and (ii) thereafter, such holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery in satisfaction of a sale by such holder of the unlegended shares of Common Stock (the "SOLD SHARES") which such holder anticipated receiving upon such conversion (a "BUY-IN"), the Corporation shall pay such holder (in addition to any other remedies available to the holder) the amount by which (x) such holder's total purchase price (including brokerage commissions, if any) for the unlegended shares of Common Stock so purchased exceeds (y) the net proceeds received by such holder from the sale of the Sold Shares. For example, if a holder purchases unlegended shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for $10,000, the Corporation will be required to pay the holder $1,000. A holder shall provide the Corporation written notification indicating any amounts payable to such holder pursuant to this Paragraph C. The Corporation shall make any payments required pursuant to this Paragraph C in accordance with and subject to the provisions of Article XIV.E.

         D. REDEMPTION RIGHT. If the Corporation fails, and such failure continues uncured for five (5) business days after the Corporation has been notified thereof in writing by the holder, for any reason (other than because such issuance would exceed such holder's allocated portion of the

Reserved Amount or Cap Amount, for which failures the holders shall have the remedies set forth in Articles V and VII) to issue shares of Common Stock within ten (10) business days after the expiration of the Delivery Period with respect to any conversion of Series B Preferred Stock, then the holder may elect at any time and from time to time prior to the Default Cure Date for such Conversion Default, by delivery of a Redemption Notice to the Corporation, to have all or any portion of such holder's outstanding shares of Series B Preferred Stock purchased by the Corporation for cash, at an amount per share equal to the Redemption Amount (as defined in Article VIII.C). If the Corporation fails to redeem any of such shares within five (5) business days after such Redemption Date, then such holder shall be entitled to the remedies provided in Article VIII.E.


        VII. INABILITY TO CONVERT SHARES OF SERIES B PREFERRED STOCK DUE
                                  TO CAP AMOUNT

         A. OBLIGATION TO CURE. If at any time the then unissued portion of any holder's Cap Amount is less than 135% of the number of shares of Common Stock then issuable upon conversion of such holder's shares of Series B Preferred Stock (a "TRADING MARKET TRIGGER EVENT"), the Corporation shall immediately notify the holders of Series B Preferred Stock of such occurrence and shall use all commercially reasonable efforts to take action as soon as practicable (including, if necessary, seeking the approval of its shareholders to authorize the issuance of the full number of shares of Common Stock which would be issuable upon the conversion of Series B Preferred Stock but for the Cap Amount) to eliminate any prohibitions under applicable rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or any of its securities on the Corporation's ability to issue shares of Common Stock in excess of the Cap Amount. In the event the Corporation fails to eliminate all such prohibitions within one hundred (100) days after the Trading Market Trigger Event, each holder of Series B Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time until such date that all such prohibitions are eliminated by delivery of a Redemption Notice to the Corporation, to require the Corporation to purchase for cash, at an amount per share equal to the Cap Redemption Amount (as defined below), a portion of the holder's Series B Preferred Stock such that, after giving effect to such purchase, the then unissued portion of such holder's Cap Amount on such Redemption Date exceeds 100% of the total number of shares of Common Stock then issuable to such holder upon conversion of its Series B Preferred Stock. If the Corporation fails to redeem any of such shares within five (5) business days after such Redemption Date, then such holder shall be entitled to the remedies provided in Article VIII.E. As used herein, the Cap Redemption Amount with respect to any share of Series B Preferred Stock shall mean (x) during the six
(6) month period following the Issuance Date, 115% of the Face Amount thereof plus the accrued Premium thereon and all accrued Default Payments (if any) with respect thereto through the date of the payment of the Cap Redemption Amount and
(y) thereafter an amount equal to the Redemption Amount (as defined in Article VIII.C).

         B. REMEDIES. If the Corporation fails to eliminate the applicable prohibitions within the ninety (90) day cure period referred to in Paragraph A of this Article VII and thereafter the

Corporation is prohibited, at any time, from issuing shares of Common Stock upon conversion of Series B Preferred Stock to any holder because such issuance would exceed the then unissued portion of such holder's Cap Amount because of applicable rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or its securities, any holder who is so prohibited from converting its Series B Preferred Stock may elect either or both of the following additional remedies:

                  (i) to require, with the consent of holders of at least fifty percent (50%) of the outstanding shares of Series B Preferred Stock (including any shares of Series B Preferred Stock held by the requesting holder), the Corporation to terminate the listing of its Common Stock on AMEX (or any other stock exchange, interdealer quotation system or trading market) and to cause its Common Stock to be eligible for trading on the Nasdaq SmallCap Market or on the over-the-counter electronic bulletin board, at the option of the requesting holder; or

                  (ii) to require the Corporation to issue shares of Common Stock in accordance with such holder's Notice of Conversion at a conversion price equal to the average of the Closing Bid Prices of the Common Stock for the five (5) consecutive trading days (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such five
(5) trading day period) preceding the date of the holder's written notice to the Corporation of its election to receive shares of Common Stock pursuant to this subparagraph (ii).


                     VIII. REDEMPTION DUE TO CERTAIN EVENTS

         A. REDEMPTION BY HOLDER. In the event (each of the events described in clauses (i)-(vii) below after expiration of the applicable cure period (if any) being a "REDEMPTION EVENT"):

                  (i) the Common Stock (including any of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock) is suspended from trading on any of, or is not listed (and authorized) for trading on at least one of, the New York Stock Exchange, the AMEX or the Nasdaq National Market for an aggregate of ten (10) trading days in any nine (9) month period;

                  (ii) the Registration Statement required to be filed by the Corporation pursuant to Section 2(a) of the Registration Rights Agreement entered into by the Corporation in connection with the original issuance of the Series B Preferred Stock in connection with and pursuant to the Securities Purchase Agreement (as the same may be amended from time to time, the "REGISTRATION RIGHTS AGREEMENT"), has not been declared effective by February 28, 1998 or such Registration Statement, after being declared effective, cannot be utilized by the holders of Series B Preferred Stock for the resale of all of their Registrable Securities (as defined in the Registration Rights Agreement) for an aggregate of more than thirty (30) days not included in any Delay Period under the Registration Rights Agreement;

                  (iii) the Corporation fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the holders of Series B Preferred Stock upon conversion of the Series B Preferred Stock as and when required by this Certificate of Designation, the Securities Purchase Agreement or the Registration Rights Agreement (a "Legend Removal Failure"), and any such failure continues uncured for five (5) business days after the Corporation has been notified thereof in writing by the holder;

                  (iv) the Corporation provides notice to any holder of Series B Preferred Stock, including by way of public announcement, at any time, of its intention not to issue shares of Common Stock to any holder of Series B Preferred Stock upon conversion in accordance with the terms of this Certificate of Designation (other than due to the circumstances contemplated by Articles V or VII for which the holders shall have the remedies set forth in such Articles);

                  (v)      the Corporation shall:

                           (a) sell, convey or dispose of all or substantially
all of its assets;

                           (b) merge, consolidate or engage in any other
business combination with any other entity (other than (i) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation or (ii) with a publicly traded corporation (or a subsidiary of a publicly traded corporation), whereby the securities of the publicly traded company are the primary compensation to holders of the Corporation's Common Stock, provided such publicly traded corporation assumes the Company's obligations under this Certificate of Designations and such corporation's common stock is listed for trading on the AMEX, NYSE or NNM; or

                           (c) have fifty percent (50%) or more of the voting
power of its capital stock owned beneficially by one person, entity or "group" (as such term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended) unless the entity or group beneficially owning such voting power announces, within ten (10) days of it acquiring such fifty percent (50%) beneficial ownership, its intention to consummate a merger which would not be a Redemption Event under Article V.A(v)(b) and such merger is consummated within one hundred twenty (120) days thereafter;

then, upon the occurrence of any such Redemption Event, each holder of shares of Series B Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Redemption Notice (as defined in Paragraph C below) to the Corporation while such Redemption Event continues, to require the Corporation to purchase for cash any or all of the then outstanding shares of Series B Preferred Stock held by such holder for an amount per share equal to the Redemption Amount (as defined in Paragraph C below) in effect at the time of the redemption hereunder. For the avoidance of doubt, the occurrence of any event described in clauses (i), (ii), (iv) or (v) above shall immediately constitute a Redemption Event and there shall be no cure period.

         B.       REDEMPTION AT OPTION OF CORPORATION.

                  (i) Provided all shares of Common Stock issuable upon conversion of all outstanding shares of Series B Preferred Stock (without giving effect to the limitations set forth in Article IV.C) are then (i) authorized and reserved for issuance, (ii) registered under the Securities Act for resale by the holders of such shares of Series B Preferred Stock or may be sold pursuant to Rule 144 under the Securities Act without any limitation on the number of such shares that can then be immediately resold and (iii) eligible to be listed or traded on any of the NYSE, the AMEX or the NNM (or the successor to any of them) and provided no Redemption Event shall have occurred and be continuing, in the event the Closing Bid Price for any five (5) consecutive trading days is less than $9.00 (subject to equitable adjustment for the events set forth in Article XI.A and B) (the "OPTIONAL REDEMPTION TRIGGER AMOUNT"), the Corporation may elect at its option, by delivering a written notice (an "OPTIONAL REDEMPTION NOTICE") to all holders of Series B Preferred Stock no later than 11:59 p.m. on the last day of the three trading day period (the "OPTIONAL REDEMPTION NOTICE PERIOD") following the expiration of such five (5) day period, to redeem all or such portion at least equal to fifty percent (50%) of the then outstanding shares of Series B Preferred Stock at a price per share equal to the Optional Redemption Amount (as defined below) in accordance with the redemption procedures set forth herein and subject to the holders' rights to convert a portion of the shares of Series B Preferred Stock subject to such Optional Redemption Notice as set forth below. Each Optional Redemption Notice shall set forth (x) the date upon which such redemption shall be effected (the "OPTIONAL REDEMPTION DATE"), which Optional Redemption Date shall be the thirtieth (30th) trading day following the date of the Optional Redemption Notice in the case of the first optional redemption effected hereunder or the fifth (5th) trading day following the Optional Redemption Notice in the case of the second optional redemption effected hereunder, (y) the shares of Series B Preferred Stock selected to be redeemed by the Corporation, which shares shall be selected pro rata from each holder in proportion to the number of shares of Series B Preferred Stock then held by each holder compared to the total number of shares of Series B Preferred Stock then outstanding and (z) the Optional Redemption Amount. The Corporation may not select for redemption in any Optional Redemption Notice any of a holder's shares of Series B Preferred Stock subject to a Notice of Conversion delivered to the Corporation prior to the Corporation's delivery of such Optional Redemption Notice (the "OPTIONAL REDEMPTION NOTICE DELIVERY TIME") unless the Corporation has also selected for redemption all of such holder's shares of Series B Preferred Stock which are not subject to Notices of Conversion delivered prior to the Optional Redemption Notice Delivery Time. Except as set forth in subparagraph (ii) below, no shares of Series B Preferred Stock selected for redemption under this Paragraph B (including any shares of Series B Preferred Stock which are the subject to a Notice of Conversion delivered to the Corporation during the Optional Redemption Notice Period) may be converted by a holder prior to the Optional Redemption Date. The "OPTIONAL REDEMPTION AMOUNT" with respect to a share of Series B Preferred Stock means (a) 115% of the Face Amount thereof, plus (b) the accrued premium thereon and all Conversion Default Payments (if any) with respect thereto through the date of payment of the Optional Redemption Amount.

                  (ii) Notwithstanding the Corporation's delivery of an Optional Redemption Notice pursuant to this Paragraph B, (a) all shares of Series B Preferred Stock subject to an Optional Conversion on a Conversion Date occurring prior to the commencement of the Optional Redemption Notice Period entitling the Corporation to deliver such Optional Redemption Notice shall be converted into Common Stock in accordance with Article IV and shall not be subject to redemption hereunder and (b) each holder of Series B Preferred Stock shall be entitled to convert in accordance with Article IV.A, at any time during the period beginning on the commencement of the Optional Redemption Notice Period and ending on the Corporation's effectuation of the redemption contemplated hereby (including pursuant to Notices of Conversion delivered during the Optional Redemption Notice Period), up to fifty percent (50%) of the shares of Series B Preferred Stock held by such holder on the date of such Optional Redemption Notice; provided, however, that a holder must convert any shares not selected for redemption prior to converting any shares subject to an Optional Redemption Notice. For the avoidance of doubt, any conversion of Series B Preferred stock by a holder during an Optional Redemption Notice Period shall be honored on the original Conversion Date for such Optional Conversions to the extent such conversions do not exceed the fifty percent (50%) limitation contained in this subparagraph (ii).

                  (iii) The Optional Redemption Amount shall be paid to the holder of the Series B Preferred Shares being redeemed on the Optional Redemption Date; provided, however, that the Corporation shall not be obligated to deliver any portion of the Optional Redemption Amount until either the Preferred Stock Certificates being redeemed are delivered to the office of the Corporation or the transfer agent, or the holder notifies the Corporation that such Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation in accordance with Article XIV.B.

                  (iv) If the Corporation fails to pay, when due and owing, less than fifty percent (50%) of the Optional Redemption Amount (the "MINIMUM REDEMPTION AMOUNT") pursuant to this Article VIII.B, then the holder of Series B Preferred Stock entitled to receive such Optional Redemption Amount shall have the right, at any time and from time to time, to require the Corporation, upon written notice, to immediately convert (in accordance with the terms of paragraph A of Article IV) any or all of the shares of Series B Preferred Stock which are the subject of such redemption and for which the Optional Redemption Amount has not then been paid, into shares of Common Stock, (A) for those shares of Series B Preferred Stock representing the Minimum Redemption Amount, at the lowest Conversion Price in effect during the period beginning on the date the Corporation elected to redeem such shares of Series B Preferred Stock and ending on the scheduled Optional Redemption Date, and (B) for those shares of Series B Preferred Stock representing in excess of the Minimum Redemption Amount, at the Conversion Price then in effect. In addition, if the Corporation fails to pay an Optional Redemption Amount pursuant to this Article VIII.B when due and owing, the Corporation shall thereafter forfeit its rights under this Paragraph B to effect any redemption with respect to any or all issued and outstanding shares of Series B Preferred Stock.

                  (v) Subject to subparagraph (iv) above, the Corporation shall only be entitled to effect two (2) optional redemptions under this Article VIII.B.

         C. DEFINITION OF REDEMPTION AMOUNT. The "REDEMPTION AMOUNT" with respect to a share of Series B Preferred Stock means an amount equal to:

                  (i) with respect to any redemption pursuant to Article V, VI, VII or VIII.A(i)-(iv) or pursuant to any redemption right set forth in the Registration Rights Agreement:

                                       V
                                   ---------        X    M
                                       CP

                  (ii)     with respect to any redemption pursuant to
Article VIII.A(v) or VIII.D; the greater of:

                           (a)         V
                                   ---------        X    C
                                       CP
                                                               ; and

                           (b) 124% of the face amount thereof plus the accrued
premium thereon and all Conversion Default Payments (if any) with respect thereto through the date of payment of the Redemption Amount,

where:

         "V" means the Face Amount thereof plus the accrued Premium thereon and all Conversion Default Payments (if any) with respect thereto through the date of payment of the Redemption Amount;

         "CP" means the Conversion Price in effect on the Redemption Date;

         "M" means the highest Closing Bid Price of the Corporation's Common Stock during the period beginning on the Redemption Date and ending on the date of the payment of the Redemption Amount; and

         "C" means the fair market value, as of the date of redemption, of the consideration payable to the holder of a share of Common Stock pursuant to the transaction which triggers the redemption. For purposes of this definition,"fair market value" shall be determined by the mutual agreement of the Company and holders of a majority of the shares of Series B Preferred Stock then outstanding, or if such agreement cannot be reached within five (5) business days prior to the date of redemption, by an investment banking firm selected by the Corporation and reasonably acceptable to holders of a majority of the then outstanding shares of Series B Preferred Stock, with the costs of such appraisal to be borne by the Corporation.

         D. REDEMPTION BY CORPORATION. In the event that the Corporation shall desire to sell all or substantially all of the Corporation's assets, merge or consolidate (other than a merger or consolidation whereby the stockholders of the Corporation immediately prior to the merger or consolidation continue to own greater than fifty percent (50%) of the voting securities of the entity surviving such merger or consolidation), upon not less than twenty (20) business days prior written notice from the Corporation to each holder of Series B Preferred Stock, the Corporation shall have the right immediately prior to the consummation of such transaction to redeem all but not less than all of the then outstanding shares of Series B Preferred Stock by paying to each holder an amount per share of Series B Preferred Stock equal to the Redemption Amount. At all times prior to redemption pursuant to this Article VIII.E (including after receipt of the notice required by this Article), each holder of Series B Preferred Stock shall remain entitled to convert shares of Series B Preferred Stock into shares of Common Stock in accordance with the terms of Article IV hereof.

         E. REDEMPTION DEFAULTS. If the Corporation fails to pay any holder the Redemption Amount with respect to any share of Series B Preferred Stock within five (5) business days after its receipt of a notice requiring such redemption ("REDEMPTION NOTICE"), then the holder of Series B Preferred Stock delivering such Redemption Notice (i) shall be entitled to interest on the Redemption Amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law from the Redemption Date until the date of payment of the Redemption Amount hereunder, and (ii) shall have the right, at any time and from time to time until the Corporation's payment of such Redemption Amount, to require the Corporation, upon written notice, to immediately convert (in accordance with the terms of Paragraph A of Article IV) all or any portion of the Redemption Amount, plus interest as aforesaid, into shares of Common Stock at the lowest Conversion Price in effect during the period beginning on the Redemption Date and ending on the Conversion Date with respect to the conversion of such Redemption Amount. In the event the Corporation is not able to redeem all of the shares of Series B Preferred Stock subject to Redemption Notices delivered prior to the date upon which such redemption is to be effected, the Corporation shall redeem shares of Series B Preferred Stock from each holder pro rata, based on the total number of shares of Series B Preferred Stock outstanding at the time of redemption included by such holder in all Redemption Notices delivered prior to the date upon which such redemption is to be effected relative to the total number of shares of Series B Preferred Stock outstanding at the time of redemption included in all of the Redemption Notices delivered prior to the date upon which such redemption is to be effected.


                                    IX. RANK

         All shares of the Series B Preferred Stock shall rank (i) prior to the Corporation's Common Stock; (ii) prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of Series B Preferred Stock obtained in accordance with Article XIII hereof, such class or series of capital stock specifically, by its terms, ranks senior to or PARI PASSU with the Series B Preferred Stock) (collectively with the Common Stock, "JUNIOR SECURITIES"); (iii) PARI PASSU with any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series B Preferred Stock obtained in accordance with
Article XIII hereof) specifically ranking, by its terms, on parity with the Series B Preferred Stock (the "PARI PASSU SECURITIES"); and (iv) junior to (A) the Series A Convertible Preferred Stock, and (B) any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series B Preferred Stock obtained in accordance with Article XIII hereof) specifically ranking, by its terms, senior to the Series B Preferred Stock (collectively, the "SENIOR SECURITIES"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.


                            X. LIQUIDATION PREFERENCE

         A. If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, including, but not limited to, the sale or transfer of all or substantially all of the Corporation's assets in one transaction or in a series of related transactions (a "LIQUIDATION EVENT"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series B Preferred Stock shall have received the Liquidation Preference with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series B Preferred Stock and holders of PARI PASSU Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series B Preferred Stock and the PARI PASSU Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

         B. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation with or into any other entity nor the sale or transfer by the Corporation of all or substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Corporation.

         C. The "LIQUIDATION PREFERENCE" with respect to a share of Series B Preferred Stock means an amount equal to the Face Amount thereof plus the accrued Premium thereon through the date of final distribution. The Liquidation Preference with respect to any PARI PASSU Securities shall be as set forth in the Certificate of Designation filed in respect thereof.


                     XI. ADJUSTMENTS TO THE CONVERSION PRICE

         The Conversion Price shall be subject to adjustment from time to time as follows:

         A. STOCK SPLITS, STOCK DIVIDENDS, ETC. If at any time on or after the Issuance Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Fixed Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Fixed Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the Corporation's transfer agent of such change on or before the effective date thereof.

         B. ADJUSTMENT DUE TO MERGER, CONSOLIDATION, ETC. If, at any time after the Issuance Date, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of (i) - (iv) above being a "CORPORATE CHANGE"), then the holders of Series B Preferred Stock shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities, cash and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion (without giving effect to the limitations contained in Article IV.C) had such Corporate Change not taken place, and in any such case, appropriate provisions shall be made with respect to the rights and interests of the holders of the Series B Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock) shall, if relevant, thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Corporation shall not effect any transaction described in this Paragraph B unless (i) each holder of Series B Preferred Stock has received written notice of such transaction at least twenty (20) days prior thereto, but in no event later than ten (10) days prior to the record date for the determination of shareholders entitled to vote with respect thereto, and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of this Paragraph B. The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the shares of Series B Preferred Stock outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

         C. ADJUSTMENT DUE TO MAJOR ANNOUNCEMENT. In the event the Corporation at any time after the Issuance Date (i) makes a public announcement that it intends to consolidate or merge with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged) or to sell or transfer all or substantially all of the assets of the Corporation or (ii) any person, group or entity (including the Corporation) publicly announces a tender offer, exchange offer or another transaction to purchase 50% or more of the Corporation's Common Stock (the date of the announcement referred to in clause (i) or (ii) of this Paragraph C is hereinafter referred to as the "ANNOUNCEMENT DATE"), then the Conversion Price shall, effective upon the Announcement Date and continuing through the earlier of the consummation of the proposed transaction or tender offer, exchange offer or another transaction or the Abandonment Date (as defined below), be equal to the lower of (x) the Conversion Price which would have been applicable for an Optional Conversion occurring on the Announcement Date and (y) the Conversion Price determined in accordance with Section III.D on the Conversion Date set forth in the Notice of Conversion for the Optional Conversion. From and after the consummation of the proposed transaction or tender offer or other transaction or the Abandonment Date, the Conversion Price shall be determined as set forth in Section III.D "ABANDONMENT DATE" means with respect to any proposed transaction or tender offer, exchange offer or another transaction for which a public announcement as contemplated by this Paragraph C has been made, the date upon which the Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer, exchange offer or another transaction which caused this Paragraph B to become operative.

         D. ADJUSTMENT DUE TO DISTRIBUTION. If at any time after the Issuance Date the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e. a spin-off)) (a "DISTRIBUTION"), then the Conversion Price with respect to any conversion of shares of Series B Preferred Stock after the date of record for determining shareholders entitled to such Distribution, shall be reduced to a price determined by decreasing the Conversion Price which would otherwise be applicable to such conversion by an amount equal to the fair market value of the assets (or rights) so distributed with respect to each share of Common Stock. For purposes of this Paragraph D, "fair market value" with respect to any security shall equal its Market Price (as defined in Article III.G hereof) and with respect to any other asset shall be determined by the mutual agreement of the Company and holders of a majority of the shares of Series B Preferred Stock then outstanding, or if such agreement cannot be reached within five (5) business days prior to the date of the Distribution, by an investment banking firm selected by the Corporation and reasonably acceptable to holders of a majority of the then outstanding shares of Series B Preferred Stock, with the costs of such appraisal to be borne by the Corporation.

         E. [INTENTIONALLY OMITTED]

         F. PURCHASE RIGHTS. If at any time after the Issuance Date, the Corporation issues any Convertible Securities or rights to purchase stock, warrants, securities or other property (the "PURCHASE RIGHTS") pro rata to the record holders of any class of Common Stock, then the holders of Series B Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series B Preferred Stock (without giving effect to the limitations contained in Article IV.C) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

         G. NOTICE OF ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article XI, if more than 1% of the Conversion Price in effect prior to such adjustment, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series B Preferred Stock.


                               XII. VOTING RIGHTS

         The holders of the Series B Preferred Stock have no voting power whatsoever, except as otherwise provided by the Delaware General Corporation Law (the "BUSINESS CORPORATION LAW"), in this Article XII and in Article XIII below.

         Notwithstanding the above, the Corporation shall provide each holder of Series B Preferred Stock with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders). If the Corporation takes a record of its holders of Common Stock for the purpose of determining shareholders entitled to (a) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (b) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least fifteen (15) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier, but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.

         To the extent that under the Business Corporation Law the vote of the holders of the Series B Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Series B Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series B Preferred Stock (except as otherwise may be required under the Business Corporation Law) shall constitute the approval of such action by the class. To the extent that under the Business Corporation Law holders of the Series B Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible (without giving effect to the limitations contained in Article IV.C) using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated.


                           XIII. PROTECTION PROVISIONS

         So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, prior to the date on which the Registration Statement is declared effective and, thereafter without first obtaining the approval (by vote or written consent, as provided by the Business Corporation Law) of the holders of at least 60% of the then outstanding shares of Series B Preferred Stock:

                           (a) alter or change the rights, preferences or
privileges of the Series B Preferred Stock;

                           (b) alter or change the rights, preferences or
privileges of any capital stock of the Corporation so as to affect adversely the Series B Preferred Stock;

                           (c) create any new class or series of capital stock
having a preference over the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article IX hereof, "SENIOR SECURITIES");

                           (d) create any new class or series of capital stock
ranking PARI PASSU with the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article IX hereof, "PARI PASSU SECURITIES");

                           (e) increase the authorized number of shares of
Series B Preferred Stock;

                           (f) issue any shares of Senior Securities or PARI
PASSU Securities;

                           (g) issue any shares of Series B Preferred Stock
other than pursuant to the Securities Purchase Agreement; or

                           (h) redeem, or declare or pay any cash dividend or
distribution on, any Junior Securities prior to the first anniversary of the Issuance Date.

If holders of at least a majority of the then outstanding shares of Series B Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock pursuant to subsection (a) above, then the Corporation shall deliver notice of such approved change to the holders of the Series B Preferred Stock that did not agree to such alteration or change (the "DISSENTING HOLDERS") and the Dissenting Holders shall have the right, for a period of thirty (30) days, to convert pursuant to the terms of this Certificate of Designation as they existed prior to such alteration or change or to continue to hold their shares of Series B Preferred Stock.


                               XIV. MISCELLANEOUS

         A. CANCELLATION OF SERIES B PREFERRED STOCK. If any shares of Series B Preferred Stock are converted pursuant to Article IV, the shares so converted shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Corporation as Series B Preferred Stock.

         B. LOST OR STOLEN CERTIFICATES. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series B Preferred Stock.

         C. ALLOCATION OF CAP AMOUNT AND RESERVED AMOUNT. The initial Cap Amount and Reserved Amount shall be allocated pro rata among the holders of Series B Preferred Stock based on the number of shares of Series B Preferred Stock issued to each holder on the Issuance Date. Each increase to the Cap Amount or Reserved Amount shall be allocated pro rata among the holders of Series B Preferred Stock based on the number of shares of Series B Preferred Stock held by each holder at the time of the increase in the Cap Amount or Reserved Amount, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series B Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Cap Amount and Reserved Amount. A holder's Cap Amount and Reserved Amount shall be reduced by any issuances of shares of Common Stock to such holder upon conversion of Series B Preferred Stock. Any portion of the Cap Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Series B Preferred Stock shall be allocated to the remaining holders of shares of Series B Preferred Stock, pro rata based on the number of shares of Series B Preferred Stock then held by such holders.

         D. QUARTERLY STATEMENTS OF AVAILABLE SHARES. The Corporation shall deliver (or cause its transfer agent to deliver) to each holder a written report notifying the holders of any occurrence which prohibits the Corporation from issuing Common Stock upon any conversion of Series B Preferred Stock. The Corporation (or its transfer agent) shall also provide, within fifteen (15) days after delivery to the Corporation of a written request by any holder, any of the following information as of the date of such request: (i) the total number of shares of Series B Preferred Stock outstanding, (ii) the total number of shares of Common Stock issued upon all conversions of Series B Preferred Stock, (iii) the total number of shares of Common Stock which are reserved for issuance upon conversion of the Series B Preferred Stock as of the end of such quarter, and
(iv) the total number of shares of Common Stock which may thereafter be issued by the Corporation upon conversion of the Series B Preferred Stock before the Corporation would exceed the Cap Amount and the Reserved Amount.

         E. PAYMENT OF CASH; DEFAULTS. Whenever the Corporation is required to make any cash payment to a holder under this Certificate of Designation (as a Conversion Default Payment, upon redemption or otherwise), such cash payment shall be made to the holder within five (5) business days after delivery by such holder of a notice specifying that the holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made. If such payment is not delivered within such five (5) business day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law until such amount is paid in full to the holder.

         F. STATUS AS STOCKHOLDER. Upon submission of a Notice of Conversion by a holder of Series B Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount) shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a holder of such converted shares of Series B Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In situations where Article VI.B is applicable, the number of shares of Common Stock referred to in clauses
(i) and (ii) of the immediately preceding sentence shall be determined on the date on which such shares of Common Stock are delivered to the holder. Notwithstanding the foregoing, if a holder has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Delivery Period with respect to a conversion of Series B Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation) the holder shall regain the rights of a holder of Series B Preferred Stock with respect to such unconverted shares of Series B Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares to the holder. In all cases, the holder shall retain all of its rights and remedies (including, without limitation, (i) the right to receive Conversion Default Payments pursuant to Article VI.A to the extent required thereby for such Conversion Default and any subsequent Conversion Default and (ii) the right to have the Conversion Price with respect to subsequent conversions determined in accordance with Article VI.B) for the Corporation's failure to convert Series B Preferred Stock.

         G. REMEDIES CUMULATIVE. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series B Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, that the holders of Series B Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

         H. REGISTRATION RIGHTS AGREEMENT. The Company shall provide a copy of the Registration Rights Agreement, (at no cost) to any holder of Series B Preferred Stock who so requests such copy.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 26th day of August, 1997.


                                            SELFCARE, INC.


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

                              NOTICE OF CONVERSION

                    (To be Executed by the Registered Holder
                in order to Convert the Series B Preferred Stock)

The undersigned hereby irrevocably elects to convert ____________ shares of Series B Preferred Stock (the "CONVERSION"), represented by stock certificate Nos(s). ___________ (the "PREFERRED STOCK CERTIFICATES") into shares of common stock ("COMMON STOCK") of Selfcare, Inc. (the "CORPORATION") according to the conditions of the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock (the "CERTIFICATE OF DESIGNATION"), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof accompanied by an indemnity which is subject to your reasonable satisfaction).

The Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is _________________) with DTC through its Deposit Withdrawal Agent Commission System ("DTC TRANSFER").

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series B Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "ACT"), or pursuant to an exemption from registration under the Act.

[ ] In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.


                             Date of Conversion:________________________________

                             Applicable Conversion Price:_______________________

                             Amount of Conversion Default Payments
                             to be Converted, if any:___________________________

                             Number of Shares of
                             Common Stock to be Issued:_________________________

                             Signature:_________________________________________

                             Name:______________________________________________

                             Address:___________________________________________

                                     ___________________________________________

                                     ___________________________________________